                                                                     Exhibit 5.1


                      AGREEMENT AND PLAN OF REORGANIZATION

                           among Aureal Semiconductor,

                         Aureal Acquisition Corporation,

                       and Crystal River Engineering, Inc.

                                   May 7, 1996

                                TABLE OF CONTENTS

1.       Definitions.............................................................................................   1

2.       Plan of Reorganization..................................................................................   5
         2.1      The Merger.....................................................................................   5
         2.2      Cancellation of Shares; Delivery of Consideration and Assumption of Options; Acceleration of
                  Options........................................................................................   5
         2.3      Exchange Procedures............................................................................   6
         2.4      Fractional Shares..............................................................................   7
         2.5      Appraisal Rights...............................................................................   7
         2.6      The Closing....................................................................................   8
         2.7      Effective Time.................................................................................   8

3.       Representations and Warranties of CRE...................................................................   8
         3.1      Organization...................................................................................   8
         3.2      Capitalization.................................................................................   9
         3.3      Authority Relative to this Agreement...........................................................   9
         3.4      Financial Statements...........................................................................  10
         3.5      Tax Matters....................................................................................  10
         3.6      Absence of Certain Changes or Events...........................................................  11
         3.7      Title and Related Matters......................................................................  12
         3.8      Proprietary Assets.............................................................................  13
         3.9      Employee Benefit Plans.........................................................................  14
         3.10     Bank Accounts..................................................................................  15
         3.11     Contracts......................................................................................  15
         3.12     Orders, Commitments and Returns................................................................  17
         3.13     Compliance With Law............................................................................  17
         3.14     Labor Difficulties.............................................................................  17
         3.15     Trade Regulation and Practices.................................................................  18
         3.16     Insider Transactions...........................................................................  18
         3.17     Employees, Independent Contractors and Consultants.............................................  18
         3.18     Insurance......................................................................................  18
         3.19     Litigation.....................................................................................  18
         3.20     Governmental Authorizations and Regulations....................................................  19
         3.21     Corporate Minutes, Etc.........................................................................  19
         3.22     Subsidiaries...................................................................................  19
         3.23     Compliance with Environmental Requirements.....................................................  19
         3.24     Corporate Documents and Contracts..............................................................  20
         3.25     No Brokers.....................................................................................  20
         3.26     Proxies........................................................................................  20
         3.27     Disclosure.....................................................................................  20

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
4.       Representations and Warranties of Aureal and Sub........................................................  21
         4.1      Organization and Good Standing.................................................................  21
         4.2      Power, Authorization and Validity..............................................................  21
         4.3      Capitalization.................................................................................  22
         4.4      No Violation of Existing Agreements............................................................  22
         4.5      Compliance With Other Instruments and Laws.....................................................  22
         4.6      Financial Condition............................................................................  23
         4.7      No Brokers.....................................................................................  23
         4.8      Patents, Trademarks, etc.......................................................................  23
         4.9      Employees......................................................................................  24
         4.10     Governmental Consent, etc......................................................................  24
         4.11     Litigation, etc................................................................................  24
         4.12     Taxes..........................................................................................  24
         4.13     Disclosure.....................................................................................  24

5.       Preclosing Covenants of CRE.............................................................................  25
         5.1      Advise of Changes..............................................................................  25
         5.2      Conduct of Business............................................................................  25
         5.3      Risk of Loss...................................................................................  26
         5.4      Access to Information..........................................................................  26
         5.5      Regulatory Approvals...........................................................................  27
         5.6      Satisfaction of Conditions Precedent...........................................................  27
         5.7      Shareholder Vote...............................................................................  27
         5.8      Proxies........................................................................................  27
         5.9      Employment Arrangements........................................................................  27
         5.10     Merger Bonus...................................................................................  27
         5.11     Section 25102(f) Filing........................................................................  28

6.       Preclosing and Postclosing Covenants of Aureal and Sub..................................................  28
         6.1      Advise of Changes..............................................................................  28
         6.2      Regulatory Approvals...........................................................................  28
         6.3      Satisfaction of Conditions Precedent...........................................................  28
         6.4      Contingent License Agreement...................................................................  28
         6.5      Aureal Employee Benefits.......................................................................  29
         6.6      Form S-8.......................................................................................  29
         6.7      Access to Information..........................................................................  29
         6.8      Bonus Plan.....................................................................................  29
         6.9      Audit..........................................................................................  30
         6.10     Reservation, Registration and Issuance of Aureal Common Stock..................................  30

7.       Mutual Covenants........................................................................................  30
         7.1      Confidentiality................................................................................  30

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
         7.2      Exclusivity....................................................................................  31
         7.3      Further Assurances.............................................................................  32
         7.4      Press Releases.................................................................................  32

8.       The Closing.............................................................................................  32
         8.1      Merger.........................................................................................  32
         8.2      Additional Documents...........................................................................  32

9.       Conditions to CRE's Obligations.........................................................................  33
         9.1      Accuracy of Representations and Warranties.....................................................  33
         9.2      Covenants......................................................................................  33
         9.3      No Litigation..................................................................................  33
         9.4      Authorizations.................................................................................  33
         9.5      No Catastrophic Event..........................................................................  33
         9.6      Government Consents............................................................................  33
         9.7      Federal and State Securities Laws..............................................................  33
         9.8      Aureal Certificate.............................................................................  34
         9.9      Opinion of Aureal's Counsel....................................................................  34
         9.10     California Department of Corporations Permit...................................................  34

10.      Conditions to Aureal and Sub's Obligations..............................................................  34
         10.1     Accuracy of Representations and Warranties.....................................................  34
         10.2     Covenants......................................................................................  34
         10.3     No Litigation..................................................................................  34
         10.4     Authorizations.................................................................................  34
         10.5     No Catastrophic Event..........................................................................  35
         10.6     Required Consents..............................................................................  35
         10.7     Opinion of CRE's Counsel.......................................................................  35
         10.8     Employment and Noncompete Agreements...........................................................  35
         10.9     Shareholder Approval...........................................................................  35
         10.10    Government Consents............................................................................  35
         10.11    Accounting Requirements........................................................................  35

11.      Termination of Agreement................................................................................  35
         11.1     Mutual Agreement...............................................................................  35
         11.2     Failure to Fulfill Conditions..................................................................  35
         11.3     No Liability...................................................................................  36
         11.4     Effect of Termination..........................................................................  36
         11.5     Non-Solicitation...............................................................................  36
         11.6     Deposit; Account Receivable of Aureal..........................................................  36

12.      Indemnification.........................................................................................  37
         12.1     Survival of Representations....................................................................  37

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
         12.2     Indemnification by CRE Shareholders............................................................  37
         12.3     Threshold; Ceiling; Exclusivity................................................................  38
         12.4     Satisfaction of Indemnification Claim..........................................................  38
         12.5     Limitation on Claims...........................................................................  39
         12.6     No Contribution................................................................................  39
         12.7     Interest.......................................................................................  39
         12.8     Defense of Third Party Claims..................................................................  39
         12.9     Exercise of Remedies by Indemnitees Other Than Aureal..........................................  41
         12.10    CRE Shareholder Representative.................................................................  41

13.      Miscellaneous...........................................................................................  42
         13.1     Governing Laws.................................................................................  42
         13.2     Binding upon Successors and Assigns............................................................  42
         13.3     Severability...................................................................................  42
         13.4     Entire Agreement...............................................................................  43
         13.5     Counterparts...................................................................................  43
         13.6     Expenses.......................................................................................  43
         13.7     Other Remedies.................................................................................  43
         13.8     Amendment and Waivers..........................................................................  43
         13.9     Survival of Agreements.........................................................................  43
         13.10    No Waiver......................................................................................  43
         13.11    Attorneys' Fees................................................................................  43
         13.12    Notices........................................................................................  44
         13.13    Time...........................................................................................  45
         13.14    Construction of Agreement......................................................................  45
         13.15    No Joint Venture...............................................................................  45
         13.16    Pronouns.......................................................................................  45
         13.17    Further Assurances.............................................................................  45
         13.18    Absence of Third Party Beneficiary Rights......................................................  45



EXHIBIT A                  KEY EMPLOYEES

EXHIBIT B                  MERGER CONSIDERATION SCHEDULE

EXHIBIT C                  ALLOCATION OF BONUS FUNDS

EXHIBIT D                  EMPLOYMENT AGREEMENT

EXHIBIT E                  WORK STATEMENT FOR CONSULTING AGREEMENT

                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of this 7th day of May, 1996, by and among Aureal Semiconductor, a Delaware corporation ("Aureal"), Aureal Acquisition Corporation, a California corporation and wholly-owned subsidiary of Aureal ("Sub"), and Crystal River Engineering, Inc., a California corporation ("CRE").

                                     RECITAL

         The parties intend that, subject to the terms and conditions hereinafter set forth, Sub shall be merged with and into CRE, with CRE the surviving corporation (the "Merger"), pursuant to a Certificate of Merger and the applicable provisions of the laws of the State of California. Upon the Merger, the holders of common stock of CRE shall be entitled to receive cash, and the holders of options for common stock of CRE shall be entitled to receive options to purchase Aureal common stock, in the manner and on the basis determined herein, all as provided in the Certificate of Merger.

                                    AGREEMENT

         NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

         1.       DEFINITIONS .

                  1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

                  1.2 "Aureal Audit" means the audit of the books and records of CRE to be conducted by Arthur Andersen LLP, Aureal's auditors, for the years ending April 30, 1994, April 30, 1995 and April 30, 1996.

                  1.3 "Bonus Fund" shall have the meaning set forth in Section
6.8 ("Bonus Plan").

                  1.4 "Bonus Plan" shall have the meaning set forth in Section
6.8 ("Bonus Plan").

                  1.5 "Cash Consideration" shall mean the cash consideration to be paid by Aureal to the shareholders of CRE and the holders of Exercised Vested CRE Options as consideration for the Merger, which shall not exceed Four Million Three Hundred Forty-Six Thousand Seven Hundred Two Dollars ($4,346,702.00).

                  1.6 "Closing" and "Closing Date" shall have the meanings set forth in Section .2.6 (the "Closing").

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Table of Contents, continued



                  1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  1.8 "Commission" shall mean the Securities and Exchange Commission.

                  1.9 "Confidential Information" shall mean that information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party") pursuant to this Agreement, in written form and marked "Confidential." If Confidential Information is initially disclosed orally, the Disclosing Party shall send a written summary of such information to the Receiving Party within forty (40) days of disclosure and mark such summary "Confidential." Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information.

                  1.10 "CRE Common Share Price" shall mean the price per share to be paid by Aureal for the CRE Common Shares outstanding as of the Closing, which will be Eight Dollars and Thirty Cents ($8.30) per share.

                  1.11 "CRE Common Shares" shall mean the shares of CRE common stock issued and outstanding at the Effective Time, other than shares held by holders who perfect their appraisal rights under California law with respect thereto ("Dissenting Shares").

                  1.12 "CRE Core Technology" shall mean the CRE Technology covered by the patent applications listed in Part 3.8(a)(i).

                  1.13 "CRE Technology" shall mean all versions and implementations of any technology which has been or is being marketed, developed or contracted for by CRE.

                  1.14 "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, costs (including costs of investigation) or expense of any nature, net of insurance recovery or reimbursement or tax benefits realized.

                  1.15 "Effective Time" shall mean the time the Merger becomes effective as defined in Section .2.7 ("Effective Time").

                  1.16 "Entity" shall mean corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

                  1.17 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

                  1.18 "Exercised Vested CRE Options" shall mean the portion of any Vested CRE Options that the optionholder has indicated by written notice to CRE that he or she wishes to convert into the right to receive the CRE Common Share Price.

                  1.19 "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

                  1.20 "Indemnification Period" shall mean the period commencing on the Closing Date and ending at the close of business on the eighteen month anniversary of the Closing Date.

                  1.21 "Indemnitees" shall mean the following Persons: (a) Aureal; (b) Aureal's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and
(d) the respective successors and assigns of the Persons referred to in clauses "(a)" and "(b)" and "(c)" above; provided, however, that any Person receiving Aureal common stock pursuant to this Agreement shall not be deemed to be an "Indemnitee."

                  1.22 "Key Employees" shall mean those employees set forth on Exhibit A.

                  1.23 "Knowledge," when used to refer to the "knowledge of CRE" or "the best knowledge of CRE"shall mean the present actual knowledge of CRE, as reflected in its books and records, and the present actual knowledge of the following directors and senior officers of CRE: Scott Foster, Kristine Foster, Hardee Dunn, Toni Snyder, Mike Taylor and John Blair.

                  1.24 "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

                  1.25 "Material" when capitalized and used in reference to the business, products or financial situation of CRE shall be construed, except as specifically provided, to limit reference to matters with a value in excess of $25,000. For example, a "Material adverse effect" would be an adverse effect resulting in costs or expenses in excess of $25,000. When the word "material" is not capitalized it shall mean material with respect to the matter referenced. For example, a reference to a material breach of a particular agreement would mean a breach that is material with respect to the particular contract (and not with respect to the overall business of CRE or Aureal).

                  1.26 "Merger" shall mean the merger of Sub with and into CRE, on the terms and conditions described herein.

                  1.27 "Merger Bonus" shall have the meaning set forth in
Section 5.10 ("Merger Bonus").

                  1.28 "Options" shall mean options issued pursuant to the CRE Stock Option Plan and outstanding as of the Closing.

                  1.29 "Person" shall mean any individual, Entity or Governmental Body.

                  1.30 "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing including rights granted by third parties under license agreements.

                  1.31 "Securities" shall mean the CRE Common Shares, the shares to be canceled pursuant to Section .2.2(a), Dissenting Shares and the Options.

                  1.32 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

                  1.33 "Transaction Documents" shall mean all documents or agreements required to be delivered by any party hereunder, including the Certificate of Merger.

                  1.34 "Unvested CRE Options" shall mean the portion of any Options that have not vested as of the Closing Date, but excluding therefrom the portion of any Options the vesting of which has been accelerated pursuant to the provisions of Section 2.2(d) below.




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
Table of Contents, continued



                  1.35 "Vested CRE Options" shall mean the portion of any Options that have vested as of the Closing Date, including the portion of any Options the vesting of which has been accelerated pursuant to the provisions of
Section 2.2(d) below.

         2.       PLAN OF REORGANIZATION .

                  2.1 THE MERGER . Subject to the terms and conditions of this Agreement, Sub shall be merged with and into CRE in accordance with the applicable provisions of the laws of California and with the terms and conditions of this Agreement so that:

                           (a) At the Effective Time, Sub shall be merged with
and into CRE. As a result of the Merger, the separate corporate existence of Sub shall cease and CRE shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), which shall succeed to and assume all of the rights and obligations of Sub in accordance with the laws of California.

                           (b) The Articles of Incorporation and Bylaws of CRE
in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation after the Effective Time unless and until further amended as provided by law.

                           (c) The directors and officers of Sub immediately
prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of the Surviving Corporation.

                  2.2 CANCELLATION OF SHARES; DELIVERY OF CONSIDERATION AND ASSUMPTION OF OPTIONS; ACCELERATION OF OPTIONS .

                           (a) At the Effective Time, each share of CRE capital
stock, if any, that is owned directly or indirectly by CRE shall be canceled and no cash or other consideration shall be delivered in exchange therefor.

                           (b) At the Effective Time, each CRE Common Share
shall, by virtue of the Merger, and without further action on the part of any holder thereof, be converted into the right to receive the CRE Common Share Price in accordance with Sections .2.2 ("Cancellation of Shares; Delivery of Consideration and Assumption of Options") and .2.3 ("Exchange Procedures"); provided, however, that the right to receive certain portions of such amounts or to receive such amounts with respect to certain CRE Common Shares shall be subject to applicable tax withholding and reporting requirements.




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Table of Contents, continued



                           (c) At the Effective Time, each share of capital
stock of Sub outstanding immediately prior to the Merger shall, by virtue of the Merger, and without further action on the part of any holder thereof, continue to be issued and shall be converted into one share of CRE common stock outstanding after the Merger.

                           (d) At the discretion of CRE upon notice thereof to
Aureal on or before the Closing Date, the vesting of that portion of any Option which would have vested after the Closing Date, but on or before September 30, 1996, shall be accelerated so that such vesting shall occur and be effective on the Closing Date.

         2.3 EXCHANGE PROCEDURES .

                           (a) At the Effective Time, each holder of a
certificate or certificates (each a "Certificate" and collectively, the "Certificates") representing shares of CRE capital stock issued and outstanding immediately prior to the Effective Time shall surrender such certificate(s) to an officer of CRE designated for such purpose. Each Certificate which immediately before the Effective Time evidenced CRE capital stock shall, from and after the Effective Time until such certificate is surrendered to CRE or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration described above; provided, however, that no dividend or other distribution payable to the holder of such certificate after the Effective Time shall be paid in respect of such certificate until such certificate is so surrendered by such holder.

                           (b) At the Effective Time, Aureal shall make
available to each CRE shareholder such consideration as is set forth on Exhibit A (the "Merger Consideration Schedule") and to each holder of a CRE Option who has notified CRE in writing of his intent to exercise his Exercised Vested CRE Option within fourteen (14) days of the date of this Agreement an amount equal to the CRE Common Share Price multiplied by the number of CRE Shares for which the Exercised Vested CRE Option was exercised, less the amount required to exercise the Exercised Vested CRE Option (the amount required to exercise the Exercised Vested CRE Option shall be paid by Aureal to CRE on the Closing Date); provided, however, that the amount made available by Aureal to all CRE shareholders and holders of Exercised Vested CRE Options shall not exceed the Cash Consideration.

                           (c) Each Exercised Vested CRE Option that is
outstanding immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time, automatically and without further action on the part of any holder thereof, be exercised by the CRE option holder for CRE common stock and thereafter converted into the right to receive the CRE Common Share Price in accordance with Sections .2.2 ("Cancellation of Shares; Delivery of Consideration and Assumption of Options") and .2.3 ("Exchange Procedures"); provided, however, that such amount made available by Aureal to all CRE shareholders and holders of

Exercised Vested CRE Options shall not exceed the Cash Consideration. In order to exercise a Vested CRE Option, a CRE option holder shall notify CRE in writing within fourteen (14) days of the date of this Agreement, including with such notice a form W-9, of his desire to exercise all or any portion of such Vested CRE Option. Each person who has notified CRE in writing within fourteen (14) days of the date of this Agreement of his intent to exercise a Vested CRE Option shall be deemed a shareholder of CRE on the date of such exercise, as to the number of shares exercised by such person, for all purposes of this Agreement, including, without limitation, the indemnification provisions of Section 12 ("Indemnification and Escrow").

                           (d) Each holder of an Unvested CRE Option or a Vested
CRE Option that is outstanding at the Effective Time shall, by virtue of the Merger and at the Effective Time, have such Unvested CRE Option or Vested CRE Option be assumed by Aureal and converted into an option (an "Aureal Option") to purchase that number of shares of Aureal common stock (the "Aureal Option Shares") determined by multiplying the number of shares of CRE common stock purchasable under the Unvested CRE Option and Vested CRE Option immediately prior to the Effective Time by the CRE Common Share Price, with an exercise price per share of Aureal common stock purchasable under each such Aureal Option equal to the aggregate exercise price by grant of the Unvested CRE Option and Vested CRE Option divided by the Aureal Option Shares. After the Effective Time, Aureal shall issue to those holders of an outstanding Unvested CRE Option or Vested CRE Option a document evidencing the assumption by Aureal referenced above. No fractional shares of Aureal common stock shall be issued in connection with an Aureal Option. All fractional shares which would otherwise be issuable shall be provided for in accordance with Section .2.4 hereof ("Fractional Shares"). All of the other terms of each Unvested CRE Option and Vested CRE Option assumed by Aureal including, without limitation, the vesting period, will remain the same.

                           (e) Notwithstanding anything to the contrary in this
Section .2.3 ("Exchange Procedures"), no party hereto shall be liable to a holder of shares of CRE capital stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                           (f) In the event any Certificates evidencing CRE
capital stock shall have been lost, stolen or destroyed, Aureal shall issue in exchange for such lost, stolen or destroyed certificates, the cash amount otherwise issuable under Section .2.2 ("Cancellation of Shares; Delivery of Consideration and Assumption of Options") upon the making of an affidavit of that fact by the holder thereof, provided, however, Aureal may, in its discretion and as a condition precedent to the issue thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify Aureal against any claim that may be made against Aureal with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  2.4 FRACTIONAL SHARES . No fractional shares of Aureal common stock will be issued in connection with the Merger, but in lieu thereof, a holder of an Unvested CRE Option or




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Table of Contents, continued


Vested CRE Option who would otherwise be entitled to receive a fraction of a share of Aureal common stock will receive from Aureal, promptly upon the exercise of such option, an amount of cash equal to the CRE Common Share Price multiplied by the fraction of a share of Aureal common stock to which such holder would otherwise be entitled.

                  2.5 APPRAISAL RIGHTS . Any Dissenting Shares shall not receive the CRE Common Share Price in cash but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of California. CRE shall give Aureal prompt notice of any demand received by CRE for appraisal of CRE capital stock, and Aureal shall have the right to participate in all negotiations and proceedings with respect to such demand. CRE agrees that, except with the prior written consent of Aureal or as required under the California Corporations Code, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares ("Dissenting Stockholder") who, pursuant to the provisions of the California Corporations Code, becomes entitled to payment of the value of shares of CRE common stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of legal obligation, after the Effective Time, to deliver the CRE Common Share Price to a holder of shares of CRE common stock who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Shareholder, Aureal shall deliver, upon surrender by such holder of his certificate or certificates representing shares of CRE common stock, as applicable, the cash to which such holder is then entitled under Section .2.2 ("Cancellation of Shares; Delivery of Consideration and Assumption of Options").

                  2.6 THE CLOSING . Subject to termination of this Agreement as provided in Section .11 ("Termination of Agreement") below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California as soon as possible after all conditions to closing have been satisfied, or such other place, time and date as Aureal and CRE may mutually select (the "Closing Date").

                  2.7 EFFECTIVE TIME . Simultaneously with the Closing, the Certificate of Merger shall be filed in the office of the Secretary of State of the State of California. The Merger shall become effective immediately upon the filing of the Certificate of Merger with such office (the "Effective Time").

         3.       REPRESENTATIONS AND WARRANTIES OF CRE .

                  Except as otherwise set forth in the "CRE Disclosure Schedule" delivered as of the date hereof or amended pursuant to the provisions of Section 5.10("Review by Jonathan Abel") ("CRE Disclosure Schedule"), CRE represents and warrants to Aureal as set forth below.




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No fact or circumstance disclosed to Aureal shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the CRE Disclosure Schedule with specific reference to the primary representation as to which it is an exception.

                  3.1 ORGANIZATION . CRE is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has corporate power and authority to carry on its business as it is now being conducted. CRE is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except to the extent that any failure to qualify or obtain licenses would not in the aggregate have a Material adverse effect on the operations, assets, financial condition or prospects of CRE. The CRE Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of CRE and a true and complete list of all states in which CRE maintains any employees. The CRE Disclosure Schedule contains a true and complete list of all states in which CRE is duly qualified to transact business as a foreign corporation.

                  3.2 CAPITALIZATION .

                           (a) The authorized capital stock of CRE as of the
date of this Agreement consists of 50,000,000 shares of common stock. As of the date of this Agreement 166,510 shares of CRE common stock are issued and outstanding and held of record by CRE's Shareholders as set forth and identified in the CRE Disclosure Schedule.

                           (b) On the date of this Agreement, 1,000,000 shares
of CRE common stock are available or reserved for issuance under the CRE 1994 Stock Option Plan (the "CRE Plan"), and as of the date of this Agreement, 531,780 shares are subject to outstanding options and held of record by CRE's option holders as set forth and identified in the option holder list provided to Aureal or its representatives.

                           (c) All of the outstanding Securities have been duly
authorized and are validly issued, fully paid and nonassessable. All outstanding Securities were issued in compliance with applicable securities laws other than as specifically identified in the CRE Disclosure Schedule. Except as otherwise set forth in the CRE Disclosure Schedule, none of the outstanding Securities were issued in consideration in whole or in part for any contribution, transfer or assignment of the CRE Technology or proprietary assets or any proprietary rights incorporated therein or otherwise related thereto. Except as otherwise set forth in the CRE Disclosure Schedule, CRE does not have any other shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating CRE to issue shares of its capital stock or other securities.




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                  3.3 AUTHORITY RELATIVE TO THIS AGREEMENT . CRE has the
corporate power to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of CRE are necessary to authorize this Agreement, the other Transaction Documents and the transactions contemplated herein and therein other than the consent of the outstanding shares of CRE. CRE is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except as contemplated by this Agreement, no consent of any person who is a party to a contract the loss or termination of which could reasonably result in expenses or damages in excess of Twenty-Five Thousand Dollars ($25,000), nor consent of any governmental authority, is required to be obtained on the part of CRE to permit the transactions contemplated herein and continue the business activities of CRE as previously conducted by CRE. This Agreement and the other Transaction Documents when executed by CRE shall be the valid and binding obligations of CRE enforceable in accordance with their terms.

                  3.4 FINANCIAL STATEMENTS .

                           (a) CRE has delivered, or will deliver prior to the
Effective Time, to Aureal copies of (i) CRE's unaudited balance sheets and related statements of income, retained earnings and cash flows compiled by Robert Davis Accountancy Corporation for the fiscal years ended September 30, 1995, September 30, 1994 and September 30, 1993 and (ii) CRE's unaudited balance sheet as of March 31, 1996 (the "CRE Balance Sheet") and related statements of income, retained earnings and cash flows for the period then ended.

                           (b) All financial statements delivered pursuant to
Section .3.4(a) (collectively, the "CRE Financial Statements") are complete and in accordance with the books and records of CRE and present fairly the financial position of CRE as of their historical dates. Except as to the extent reflected or reserved against in such balance sheets (including the notes thereto), CRE does not have, as of the dates of such balance sheets, any Material liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in an unaudited balance sheet.

                           (c) CRE has no Material debt, liability, or
obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the CRE Financial Statements, except for those (i) that may have been incurred after the date of the CRE Financial Statements or (ii) that are not required in order to fairly present the financial position of CRE. All debts, liabilities, and obligations




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incurred after the date of the CRE Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate, and none of which are Material.

         3.5 TAX MATTERS .

                  (a) CRE has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from CRE have been paid. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the CRE Balance Sheet are adequate as of the Closing, in accordance with generally accepted accounting principles, and there are no tax liens on any property or assets of CRE. There have been no examinations of any tax returns or reports by any applicable governmental agency. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further tax liabilities beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal income tax return or report for any period.

                  (b) All taxes which CRE has been required to collect or withhold have been duly collected or withheld and, to the extent required, have been paid to the proper taxing authority.

                  (c) CRE is not a party to any tax-sharing agreement or similar arrangement with any other party.

                  (d) At no time has CRE been included in the federal consolidated income tax return of any affiliated group of corporations.

                  (e) No payment which CRE is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

                  (f) CRE will not be required to include any Material adjustment in taxable income for any tax period (or portion thereof) ending before the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by CRE (other than as a result of any change in method of accounting required as a result of the Aureal Audit) prior to



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the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date.

                  (g) CRE is not currently under any contractual obligation to pay any tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any tax.

         3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS . Since the date of the CRE Balance Sheet, CRE has not (a) suffered any Material adverse change in its financial condition or in the operations of its business; (b) suffered any damage, destruction or loss, whether covered by insurance or not, Materially and adversely affecting its properties or businesses; (c) granted any increase in the compensation payable or to become payable by CRE to its officers or employees without the knowledge and consent of Aureal; (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of CRE or declared any direct or indirect redemption, retirement, purchase or other acquisition by CRE of such shares; (e) issued any shares of capital stock of CRE or any warrants, rights, options or entered into any commitment relating to the shares of CRE except for the issuance of CRE Common Shares pursuant to the exercise of outstanding options;
(f) other than as may be required pursuant to the Aureal Audit, made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein; (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business; (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business; (i) suffered any labor dispute; (j) engaged in any activity or entered into any Material commitment or transaction (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business; (k) incurred any liabilities except in the ordinary course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles; (l) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section .3.7 ("Title and Related Matters") hereof, other than any purchase money security interests incurred in the ordinary course of business; (m) made any capital expenditure or commitment for additions to property, plant or equipment except in the ordinary course of business; (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or shareholders or any Affiliate or associate of any of the foregoing; (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the CRE Disclosure Schedule; or (p) agreed to take any action described in this Section .3.6 ("Absence of Certain Changes or Events") or outside of its ordinary course of business or which would




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constitute a breach of any of the representations contained in this Agreement.

                  3.7 TITLE AND RELATED MATTERS . CRE has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the CRE Balance Sheet or acquired after the date of the CRE Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the CRE Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes and other governmental charges not yet due and payable, (ii) liens of carriers, warehousemen, mechanics and materialmen and similar liens incurred in the ordinary course of business, and (iii) liens which in the aggregate do not secure more than Ten Thousand Dollars ($10,000) in liabilities. The equipment of CRE necessary to the operation of its business is in good operating condition and repair, ordinary wear and tear excepted. All real or personal property leases to which CRE is a party are valid, binding, enforceable and effective in accordance with their respective terms. CRE is not in material default under any of such leases and to the best of CRE's knowledge, no other party is in material default under such leases. There is not under any of such leases any event which, with notice or lapse of time or both, would constitute a material default by CRE. The CRE Disclosure Schedule contains a description of all personal property having a book value exceeding Ten Thousand Dollars ($10,000) and all real property leased or owned by CRE, describing its interest in said property and with respect to real property the street address of such parcel. True and correct copies of CRE's leases have been provided to Aureal or its representatives.

                  3.8 PROPRIETARY ASSETS .

                           (a) Part .3.8(a)(i) of the CRE Disclosure Schedule
sets forth, with respect to each CRE Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part .3.8(a)(ii) of the CRE Disclosure Schedule identifies and provides a brief description of all other types of CRE Proprietary Assets owned by CRE. Part .3.8(a)(iii) of the CRE Disclosure Schedule identifies and provides a description of the CRE Technology which, to the knowledge of CRE, may be patentable once an application has been filed with the appropriate Governmental Body. Part .3.8(a)(iv) of the CRE Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to CRE by any Person (except for any Proprietary Asset that is licensed to CRE under any third party software license generally available to the public at a cost of less than Ten Thousand Dollars ($10,000)), and identifies the license agreement under which such Proprietary Asset is being licensed to CRE. Except as set forth in Part
 .3.8(a)(v) of the CRE Disclosure Schedule and to the best of CRE's knowledge, CRE has good, valid and marketable title to all of the CRE Proprietary Assets and CRE Technology identified in Parts .3.8(a)(i), .3.8(a)(ii) and .3.8(a)(iii) of the CRE Disclosure Schedule, free and clear of all liens and other encumbrances, and has a valid right to use all Proprietary Assets and




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CRE Technology identified in Part .3.8(a)(iv) of the CRE Disclosure Schedule.
Except as set forth in Part .3.8(a)(vi) of the CRE Disclosure Schedule, CRE is not obligated to make any payment to any Person for the use of any CRE Proprietary Asset. Except as set forth in Part .3.8(a)(vii) of the CRE Disclosure Schedule, CRE has not developed jointly with any other Person any CRE Proprietary Asset with respect to which such other Person has any rights.

                           (b) Except as set forth in Part .3.8(b) of the CRE
Disclosure Schedule, CRE has taken measures and precautions necessary to protect and maintain the confidentiality and secrecy of all CRE Proprietary Assets (except CRE Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all CRE Proprietary Assets. Except as set forth in Part .3.8(b) of the CRE Disclosure Schedule, CRE has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person of the source code, or any portion or aspect of the source code, of any CRE Core Technology.

                           (c) Except as set forth in Part 3.8(c) of the CRE
Disclosure Schedule, to the knowledge of CRE, none of the CRE Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. Except as set forth in Part 3.8(c) of the CRE Disclosure Statement, to the knowledge of CRE, CRE is not infringing, misappropriating or making any unlawful use of, and CRE has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To CRE's knowledge, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any CRE Proprietary Asset.

                           (d) All CRE Technology conforms in all material
respects with any published specification, technical documentation or performance standard with respect thereto made or provided by CRE. There has not been any claim by any customer or other Person given to CRE alleging that any CRE Technology (including each version thereof that has ever been licensed or otherwise made available by CRE to any Person) does not conform in all material respects with any published specification, technical documentation or performance standard made or provided by CRE, and, to CRE's best knowledge, there is no basis for any such claim.

                           (e) The CRE Proprietary Assets constitute all the
Proprietary Assets used by CRE to conduct its business in the manner in which such business has been and is being conducted. CRE has not licensed any of the CRE Proprietary Assets to any Person on an exclusive basis. CRE has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the CRE Proprietary Assets or to transact business in any market or geographical area or with any Person.



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                           (f) Each current and former employee, consultant and
independent contractor of CRE has executed and delivered to CRE an agreement providing for the conveyance to CRE, subject to the rights of the employee, consultant or contractor under State or federal law, of full right and title to all works created by the employee, while employed, or by the consultant or contractor as to the work undertaken for and delivered to CRE by such consultant or contractor. Such agreements, when executed by an employee, consultant or contractor, as the case may be, are enforceable in accordance with the terms thereof.

                           (g) No product liability or warranty claims which
individually or in the aggregate could exceed the reserves therefor on the CRE Financial Statements have been communicated in writing to or threatened against CRE.

                           (h) CRE has discussed the representations contained
in this Section 3.8 with Jonathan Abel, has asked Mr. Abel to review Part 3.8 of the Disclosure Statement and has incorporated Mr. Abel's material, substantive comments into said Part 3.8.

                  3.9 EMPLOYEE BENEFIT PLANS . There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by CRE. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by CRE conforms to all applicable requirements of the Employees Retirement Income Security Act of 1974. Part 3.9 of the CRE Disclosure Schedule lists and describes all profit-sharing, bonus, incentive, deferred compensation, vacation, severance pay retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits. Except as provided in the plans listed in Part 3.9 of the CRE Disclosure Schedule and for the compensation described in Part 3.17 of the CRE Disclosure Schedule, CRE has no obligations to provide compensation or benefits to its employees.

                  3.10 BANK ACCOUNTS . Part 3.10 of the CRE Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which CRE maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

                  3.11 CONTRACTS .

                           (a) Except as listed in Part 3.11(a) of the CRE
Disclosure Schedule, CRE has no agreements, contracts or commitments that provide for the sale, licensing or distribution by CRE of any of its products, technology, know-how, trademarks or trade names except in the ordinary course of its business.



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                           (b) Except as listed in Part 3.11(b) of the CRE
Disclosure Schedule, CRE has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to CRE of more than Twenty Five Thousand Dollars ($25,000).

                           (c) Except as listed in Part 3.11(c) of the CRE
Disclosure Schedule, CRE, CRE has not granted to any third party any rights to reproduce or manufacture (for CRE or for others) any of the CRE Core Technology, nor has CRE granted to any third party any exclusive rights of any kind with respect to any of the CRE Core Technology, including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the CRE Core Technology, nor has CRE granted any third party any right to market any of the CRE CoreTechnology under any "private label" arrangements pursuant to which CRE is not identified as the source of such goods.

                           (d) CRE has no purchase agreement, contract or
commitment that calls for fixed and/or contingent payments by CRE that are in excess of the normal, ordinary and usual requirements of the business of CRE as it has historically been conducted.

                           (e) There is no outstanding sales contract,
commitment or proposal (including, without limitation, porting and development projects) of CRE that is currently expected to result in any loss (before allocation of overhead and administrative costs) upon completion or performance thereof.

                           (f) Except as listed in Part 3.11(d) of the CRE
Disclosure Statement, CRE has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium.

                           (g) CRE has no employment, independent contractor or
similar agreement, contract or commitment that is not terminable on no more than thirty (30) days' notice without penalty or liability of any type, including, without limitation, severance or termination pay.

                           (h) CRE has no currently effective collective
bargaining or union agreements, contracts or commitments.

                           (i) CRE is not restricted by agreement from carrying
on its business anywhere in the world.

                           (j) CRE is under no liability or obligation, and no
such outstanding claim has been made, with respect to the return of inventory or merchandise in the possession of




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wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed the amount reserved therefor on the CRE Balance Sheet.

                           (k) CRE has not guaranteed any obligations of other
persons or made any agreements to acquire or guarantee any obligations of other persons.

                           (l) CRE has no outstanding loan or advance to any
person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by CRE of any sum not reflected in the Financial Statements.

                           (m) All Material contracts, agreements and
instruments to which CRE is a party are valid, binding, in full force and effect, and enforceable by CRE in accordance with their respective terms, and CRE is not in material breach thereof. No such Material contract, agreement or instrument contains any Material liquidated-damages, penalty or similar provision. To the best of CRE's knowledge, no party to any such Material contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. CRE has received no notice that it is in material default under or in material breach or violation of any Material contract, commitment or restriction to which CRE is a party or to which it or any of its properties is bound. To CRE's best knowledge, no other party is in material default under or in material breach or violation of, nor is there any valid basis for any claim of material default by any other party under or any material breach or violation by any other party of, any Material contract, commitment, or restriction to which CRE is bound or by which any of its properties is bound.

                           (n) The CRE Disclosure Schedule also lists each
vendor who manufactures for or supplies to CRE any Material product or component or is the sole source for any product or component.

                  3.12 ORDERS, COMMITMENTS AND RETURNS . All accepted and unfilled orders entered into by CRE for the sale, license, or lease or other disposition by CRE of its technology, and all agreements, contracts, or commitments for the purchase of supplies, were made in the ordinary course of business.

                  3.13 COMPLIANCE WITH LAW . To the best of CRE's knowledge, CRE is in compliance in all Material respects with all applicable laws and regulations. Neither CRE nor, to CRE's best knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other



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country having jurisdiction. CRE has not knowingly participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. To the best of its knowledge, CRE has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its technologies.

                  3.14 LABOR DIFFICULTIES .

                           (a) CRE is not engaged in any unfair labor practice
and is not in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

                           (b) There is no unfair labor practice complaint
against CRE actually pending or threatened before the National Labor Relations Board.

                           (c) There is no strike, labor dispute, slowdown, or
stoppage actually pending or threatened against CRE.

                           (d) to CRE's best knowledge, no union organizing
activities are taking place.

                           (e) No grievance that might have an adverse effect on
CRE or the conduct of its business, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claims therefor exist.

                           (f) No collective bargaining agreement that is
binding on CRE restricts it from relocating or closing any of its operations.

                           (g) CRE has not experienced any Material work
stoppage or other Material labor difficulty.

                  3.15 TRADE REGULATION AND PRACTICES . CRE has not terminated its relationship with or refused to ship CRE Technology to any third party which in the twelve (12) month period prior to the date of this Agreement had been a dealer, distributor, OEM, third party marketing entity or customer of CRE. All of the prices charged by CRE in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened against CRE with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and no specific situation, set of facts, or occurrence provides any basis for any such claim.




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                  3.16 INSIDER TRANSACTIONS . No Affiliate of CRE has any
beneficial interest (other than as a shareholder of CRE) in (i) any equipment, Proprietary Asset or other property used in connection with or pertaining to the business of CRE, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of CRE; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than one percent (1%) of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System or the New York Stock Exchange.

                  3.17 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS . The CRE Disclosure Schedule lists and describes all currently effective consulting, independent contractor and/or employment agreements and other Material agreements concluded with individual employees, independent contractors or consultants to which CRE is a party. All salaries and wages paid by CRE are in compliance with applicable federal, state and local laws. Part 3.17 of the CRE Disclosure Schedule lists the names of all CRE employees and their annual rate of compensation, including bonuses and other cash payments of any kind. CRE's aggregate accrued vacation and severance pay as of March 31, 1996 is as set forth on the CRE Disclosure Schedule. CRE is not aware of any CRE employees who intend to terminate their employment with Aureal after the Merger.

                  3.18 INSURANCE . The CRE Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by CRE. CRE has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part.

                  3.19 LITIGATION . There are no suits, actions or proceedings pending or, to CRE's best knowledge, threatened against or affecting CRE or which questions or challenges the validity of this Agreement. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against CRE.

                  3.20 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS . All Material licenses, franchises, permits and other governmental authorizations held by CRE are valid and sufficient for the business presently carried on by CRE. The business of CRE is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not result in liability or penalties in excess of Twenty-Five Thousand Dollars ($25,000).

                  3.21 CORPORATE MINUTES, ETC . The corporate minute books, stock certificate books, stock registers and other corporate records of CRE are complete and accurate in all Material respects, and the signatures appearing on all documents contained therein are the true




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signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. True and correct copies of such records have been provided to Aureal or its representatives.

                  3.22 SUBSIDIARIES . CRE has no subsidiaries. CRE does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and CRE does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

                  3.23 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS .

                           (a) As of the date hereof, to the best knowledge of
CRE, no underground storage tanks are present under any property that CRE or any of its subsidiaries has at any time owned, operated, occupied or leased. As of the date hereof, except as set forth in the CRE Disclosure Schedule, no Material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), are present as a result of the actions of CRE, or any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that CRE has at any time owned, operated, occupied or leased.

                           (b) At no time has CRE transported, stored, used,
manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has CRE disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                           (c) CRE currently holds all environmental approvals,
permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Material Activities and other businesses of CRE as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to result in fines to




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CRE in excess of Twenty-Five Thousand Dollars ($25,000).

                           (d) No action, proceeding, revocation proceeding,
amendment procedure, writ, injunction or claim is pending or, to the best knowledge of CRE, threatened concerning any Environmental Permit or any Hazardous Material Activity of CRE. CRE is not aware of any fact or circumstance which could involve CRE in any environmental litigation or impose upon CRE any environmental liability which would be reasonably likely to exceed Twenty Five Thousand Dollars ($25,000).

                  3.24 CORPORATE DOCUMENTS AND CONTRACTS . CRE has furnished to Aureal for its examination: (i) copies of its Articles of Incorporation, as amended, and Bylaws, as amended; (ii) its Minute Book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to CRE, or any securities of CRE, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of CRE setting forth all transfers of any capital stock. CRE has delivered to Aureal and/or Aureal's counsel true and correct copies of all agreements or other documents listed or referred to in the CRE Disclosure Schedule.

                  3.25 NO BROKERS . Neither CRE nor, to the best of CRE's knowledge, any CRE shareholder, is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

                  3.26 PROXIES . Pursuant to the request of Aureal, CRE shall cause Scott Foster to execute and deliver to Aureal simultaneously with the execution of this Agreement proxies which may only be revoked upon material breach of this Agreement by Aureal or upon failure of any condition to CRE's obligations to close the Merger.

                  3.27 DISCLOSURE . No statements by CRE contained in this Agreement and the Exhibits attached hereto, any other Transaction Document or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         4. REPRESENTATIONS AND WARRANTIES OF AUREAL AND SUB .

                  Except as otherwise set forth in the "Aureal Disclosure Schedule" delivered as of the date hereof ("Aureal Disclosure Schedule"), Aureal and Sub jointly and severally represent and warrant to CRE as set forth below. No fact or circumstance disclosed to CRE shall



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constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the Aureal Disclosure Schedule with specific reference to the representation as to which it is an exception.

                  4.1 ORGANIZATION AND GOOD STANDING . Aureal and Sub are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and California, respectively, and have full power and authority to carry on their businesses as now conducted. Aureal and Sub are qualified as foreign corporations in any jurisdiction in which a failure to qualify would have a material adverse effect on the operations or financial condition of Aureal and/or Sub.

                  4.2 POWER, AUTHORIZATION AND VALIDITY .

                           (a) Aureal and Sub have the right, power, legal
capacity and authority to enter into and perform their respective obligations under this Agreement and other Transaction Documents.

                           (b) The execution, delivery and performance of this
Agreement and the Certificate of Merger have been, or will have been prior to the Closing, duly and validly approved and authorized by the Boards of Directors of Aureal and Sub and the shareholder of Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable Aureal and Sub to enter into and to perform the applicable terms of this Agreement or the Certificate of Merger.

                           (c) This Agreement and any agreements which are
exhibits to this Agreement are the valid and binding obligations of Aureal and Sub enforceable in accordance with their terms.

                           (d) The adoption of the Bonus Plan, the issuance of
the Aureal Options, the amendment of the 1995 Stock Option Plan to provide for the issuance of the Aureal Options, the reservation of shares of Aureal's common stock for issuance upon exercise of the Aureal Options, and the issuance of such shares have been, or will have been prior to or effective on the Closing, duly and validly approved and authorized by the Board of Directors of Aureal.

                  4.3 CAPITALIZATION . The authorized capital stock of Aureal is 50,000,000 shares of Common Stock. Aureal's Board of Directors has, subject to stockholder approval, increased the authorized capital stock of Aureal to 100,000,000 shares of Common Stock and intends to reserve, after the Closing, up to twenty percent (20%) of the then fully diluted Common Stock (including outstanding shares and all options and warrants to purchase Common Stock) for issuance under the Plans (as such term is defined below). As of April 30, 1996, there





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are issued and outstanding 30,000,000 shares of Aureal's Common Stock. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except for (i) 7,500,000 shares of Common Stock which are currently reserved under Aureal's 1994 Stock Option Plan and Aureal's 1995 Stock Option Plan (collectively, the "Plans") for future issuance to key employees, consultants and members of the Board of Directors of Aureal (options for approximately 3,988,000 shares are currently outstanding under the Plans), (ii) an agreement between Aureal and Hambrecht & Quist LLC ("H&Q") to issue to H&Q a warrant to purchase 50,000 shares of Aureal's Common Stock, and (iii) an agreement between Aureal and Financing For Science International ("FFSI") to issue a warrant to FFSI to purchase 50,000 shares of Aureal's Common Stock, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from Aureal of any shares of its capital stock. Aureal is not a party or subject to any agreement or understanding between any persons or entities which affects or relates to the voting or giving of written consents with respect to any securities or by any director of Aureal.

                  4.4 NO VIOLATION OF EXISTING AGREEMENTS . Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a material breach or violation of, any provision of Aureal's or Sub's Certificate of Incorporation or Articles of Incorporation, respectively, or their respective Bylaws, as currently in effect, any instrument or contract to which Aureal or Sub is a party or by which any such party is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to any such party. Neither the execution and delivery of this Agreement, nor any document attached hereto as an Exhibit, nor the consummation of the transactions contemplated hereby or thereby will directly have a material adverse effect on the operations, assets, financial condition or prospects of Aureal.

                  4.5 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS . Aureal is not in violation of any provisions of its Certificate of Incorporation or Bylaws as currently in effect or in effect at the Closing, or any federal, state or local judgment, writ, decree, or order applicable to Aureal. Sub is not in violation of any provision of its Articles of Incorporation or Bylaws as currently in effect or in effect at the Closing, or any federal, state or local judgment, writ, decree, or order applicable to Sub. The operations of Aureal have not violated any federal, state or local laws, regulations or orders with which failure to comply would have a material adverse effect on the operations, assets, financial conditions or prospects of Aureal.

                  4.6 FINANCIAL CONDITION . Aureal's financial condition is adequate for Aureal to perform its obligations under this Agreement. All financial statements contained in the 1995 Annual Report of Aureal and in the Form 10-Q's of Aureal for the quarters ended October 1, 1995 and March 31, 1996 (collectively, the "Aureal Financial Statements") are complete and in




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accordance with the books and records of Aureal and present fairly the financial position of Aureal as of their historical dates. The Aureal Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Except as to the extent reflected or reserved against in such balance sheets (including the notes thereto), Aureal does not have, as of the dates of such balance sheets, any Material liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles. The statements of income, shareholder's equity and changes in financial position are complete and in accordance with the books and records of Aureal and present fairly the results of operations, equity transactions and changes in financial position of Aureal for the periods indicated in all Material respects.

                  4.7 NO BROKERS . Neither Aureal nor Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

                  4.8 PATENTS, TRADEMARKS, ETC. Except as set forth in Part 4.8 of the Aureal Disclosure Schedule, Aureal owns and possesses or is licensed under all patents, patent applications, licenses, trademarks, trade names, brand names, inventions, processes, formulae and copyrights necessary for the operation of the business of Aureal is now conducted and as proposed to be conducted with no infringement of or conflict with the rights of others. Except as contemplated in this Agreement, there are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Aureal bound by or a party to any other options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. Aureal has not received any communications alleging that it has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Aureal is not aware that any of its employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Aureal or that would conflict with Aureal's business as proposed to be conducted or that would prevent any such employee from assigning inventions to Aureal. Neither the execution nor delivery of this Agreement, nor the carrying on of Aureal's business as proposed, will, to Aureal's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Aureal does not believe that it is or will be necessary for Aureal to utilize any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Aureal.

                  4.9 EMPLOYEES . Each officer and key employee of Aureal has executed an




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Employee Proprietary and Confidential Information Agreement, the form of which has been provided to the Purchaser or its counsel. Aureal after reasonable investigation, is not aware that any of its employees are in violation thereof, and Aureal will use its best efforts to prevent any such violation.

                  4.10 GOVERNMENTAL CONSENT, ETC. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Aureal is required in connection with (a) the valid execution and delivery of this Agreement; (b) the offer, sale or issuance of the Aureal Options; (c) the consummation of any other transaction contemplated hereby; except, if required, filings or qualifications under the Securities Act and the California Corporate Securities Act of 1968, as amended, which filings or qualifications, if required, will have been timely filed or obtained.

                  4.11 LITIGATION, ETC. Except as set forth on Part 4.11 of the Aureal Disclosure Schedule, there are no actions, proceedings or investigations pending against Aureal or its officers, directors, or shareholders, or to the best of Aureal's knowledge, against employees or consultants of Aureal (or, to the best of Aureal's knowledge, any basis therefor or threat thereof): (1) which might result in (a) any material adverse change in the business, prospects, conditions, affairs or operations of Aureal, or in any of its properties or assets, or (b) any material impairment of the right or ability of Aureal to carry on its business as now conducted or as proposed to be conducted, or (c) any material liability on the part of Aureal; or (2) which questions the validity of this Agreement or any action taken or to be taken in connection herewith. Aureal does not currently plan to initiate any litigation.

                  4.12 TAXES . Aureal has timely filed all tax returns that are required to have been filed with appropriate federal, state, county and local governmental agencies or instrumentalities. Aureal has paid or established reserves for all income, franchise and other taxes due as reflected on said returns. There is no pending dispute with any taxing authority relating to any of such returns and Aureal has no knowledge of any proposed liability for any tax to be imposed upon the properties or assets of Aureal for which there is not an adequate reserve reflected in Aureal's financial statements.

                  4.13 DISCLOSURE . Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents furnished or to be furnished to CRE pursuant to this Agreement or in connection with the transactions contemplated hereby, including the Aureal's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and any amendments thereto, Aureal's Proxy Statement for the 1996 Annual Meeting of Stockholders, and Aureal's first quarter 1996 Report on Form 10-Q contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances under which such statements were made.






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         5.       PRECLOSING COVENANTS OF CRE .

                  5.1 ADVISE OF CHANGES . CRE will promptly advise Aureal in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of CRE contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in CRE's business, taken as a whole.

                  5.2 CONDUCT OF BUSINESS . Until the Closing, CRE will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of Aureal:

                           (a) borrow any money from third parties;

                           (b) incur any liability other than in the ordinary
and usual course of business or in connection with the performance or consummation of this Agreement;

                           (c) encumber or permit to be encumbered any of its
assets except in the ordinary course of its business;

                           (d) dispose of any of its assets, except inventory in
the regular and ordinary course of business;

                           (e) enter into any lease or contract for the purchase
or sale of any property, real or personal;

                           (f) fail to maintain its equipment and other assets
in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

                           (g) pay any bonus, increased salary, or special
remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses;

                           (h) adopt or change any accounting methods;

                           (i) declare, set aside or pay any cash or stock
dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

                           (j) amend or terminate any contract, agreement or
license to which it is a party except in the ordinary course of business;




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                           (k) enter into any Material contract;

                           (l) loan any amount to any person or entity, or
guaranty or act as a surety for any obligation;

                           (m) waive or release any right or claim, except in
the ordinary course of business;

                           (n) issue or sell any shares of its capital stock of
any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock or amend the terms of any agreement regarding the foregoing;

                           (o) split or combine the outstanding shares of its
capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                           (p) merge, consolidate or reorganize with any entity;

                           (q) amend its Articles of Incorporation or Bylaws;

                           (r) make or change any election, change any annual
accounting period, file any tax return or amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to CRE, surrender any right or claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to CRE, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of CRE or Aureal; or

                           (s) agree to do any of the things described in the
preceding clauses of this Section .5.2.

                  5.3 RISK OF LOSS . Until the Closing, all risk of loss, damage or destruction to CRE's assets shall be borne by CRE, and the merger terms described in Section .2 ("Plan of Reorganization") shall, in case of any such loss, damage or destruction, be reduced as the parties may agree, or this Agreement shall be terminated in accordance with Section .11 ("Termination of Agreement").

                  5.4 ACCESS TO INFORMATION . Until the Closing, CRE shall allow Aureal and its agents and representatives free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information



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relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, CRE shall cause its accountants to cooperate with Aureal and its agents and representatives in making available all financial information requested, including, without limitation, the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                  5.5 REGULATORY APPROVALS . Prior to the Closing, CRE shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state or local, which may be reasonably required, or which Aureal may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use their best efforts to obtain all such authorizations, approvals and consents.

                  5.6 SATISFACTION OF CONDITIONS PRECEDENT . CRE will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section .10 ("Conditions to Aureal's Obligations"), and CRE will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                  5.7 SHAREHOLDER VOTE . Prior to the Closing, whether by special meeting or written consent of its shareholders, CRE will submit this Agreement and related matters to its shareholders for consideration and approval, and the Board of Directors of CRE will recommend such approval to the CRE shareholders.

                  5.8 PROXIES . CRE shall cause Scott Foster to execute and deliver to Aureal a proxy concurrently with the execution of this Agreement, which proxy may only be revoked by Scott Foster upon material breach of this Agreement by Aureal or upon failure of any condition to CRE's obligations to close the Merger.

                  5.9 EMPLOYMENT ARRANGEMENTS . At the Closing, the Key Employees shall each enter into an employment and noncompete agreement with Aureal in the form of Exhibit D attached hereto and incorporated by reference. Such Agreement will have a term of one (1) year from the Effective Time. If such Key Employee is terminated for other than good cause during the one (1) year period, such Key Employee shall be paid for the remainder of such period.

                  5.10 MERGER BONUS . On or before the Closing, CRE shall have approved a bonus plan (the "Merger Bonus") on the terms provided in this Section
5.10. The Merger Bonus shall consist of Three Hundred Forty-Eight Thousand Dollars ($348,000). One Hundred Eighty



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Thousand Dollars ($180,000) of the Merger Bonus shall be paid on or before the
Closing to certain CRE employees designated by CRE who will not continue to be employed by CRE or Aureal after the Closing. The remainder of the Merger Bonus, One Hundred Sixty-Eight Thousand Dollars ($168,000), shall be paid on or before the Closing to employees who continue to serve as employees of CRE or Aureal after the Closing. The allocation of the Merger Bonus to such employees shall be as set forth in Exhibit C.

                  5.11 SECTION 25102(F) FILING . Prior to the Closing, CRE shall file a Notice under Section 25102(f) of the California Corporate Securities Law of 1968 with respect to all securities issued prior to the Closing for which such a Notice has not otherwise been filed.

         6.       PRECLOSING AND POSTCLOSING COVENANTS OF AUREAL AND SUB .

                  6.1 ADVISE OF CHANGES . Aureal and Sub will promptly advise CRE in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Aureal or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

                  6.2 REGULATORY APPROVALS . Prior to the Closing, Aureal and Sub shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state or local, which may be reasonably required, or which CRE may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use their best efforts to obtain all such authorizations, approvals and consents.

                  6.3 SATISFACTION OF CONDITIONS PRECEDENT . Aureal will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section .9 ("Conditions to CRE's Obligations"), and Aureal will use its best efforts to cause the transactions contemplated by this Agreement to be consummated on or before May 30, 1996, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

                  6.4 CONTINGENT LICENSE AGREEMENT . Upon receipt of written notice from the CRE Shareholder Representative, as defined in Section 12.10 ("CRE Shareholder Representative") herein, by Aureal prior to the Closing, CRE shall grant to an entity to be formed by CRE (the "CRE New Entity") a contingent nonexclusive license to use and exploit all of CRE's Technology and Proprietary Assets. The terms of the contingent nonexclusive license will be valid for a period of one year from the Effective Date and will be negotiated between Aureal and the CRE New Entity prior to the Closing and will include, among other things, that the



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license will become effective only if Aureal materially breaches the representations set forth in Section 4 ("Representations and Warranties of Aureal and Sub"), breaches the covenants set forth in Sections 6 ("Preclosing and Postclosing Covenants of Aureal and Sub") or 7 ("Mutual Covenants"), becomes insolvent, or ceases its 3D audio operations, other than through an arms-length sale of Aureal's 3D audio operations on a going-concern basis, in which event the CRE New Entity shall have a first right of refusal for thirty (30) days to match any such bona fide offer.

                  6.5 AUREAL EMPLOYEE BENEFITS

                           (a) CRE employees who continue with CRE or Aureal
after the Closing Date will be eligible for any profit sharing, stock plan, performance bonus or other additional compensation plan provided by Aureal for the purpose of incentivising or rewarding employee performance.

                           (b) CRE employees who continue with CRE or Aureal
after the Closing Date shall also be entitled to the same benefits as are now provided, or, from time to time, will be provided, generally to the employees of Aureal, it being the intent of the Aureal that all employees of Aureal and CRE shall be entitled to the same benefits (other than with respect to the Aureal Options issued under this Agreement in exchange for the Vested CRE Options and Unvested CRE Options) as soon as practicable after the Effective Date.

                  6.6 FORM S-8 . Within thirty (30) days after the Closing, Aureal shall have filed a Form S-8 registering (i) the Aureal Options to be issued in exchange for the Vested CRE Options and Unvested CRE Options and (ii) the shares of Aureal common stock to be issued upon exercise thereof.

                  6.7 ACCESS TO INFORMATION . Until the Closing, Aureal shall allow CRE and its agents and representatives free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition.

                  6.8 BONUS PLAN . On or before the Closing, Aureal shall have approved a bonus plan (the "Bonus Plan") on the terms provided in this Section
6.8. The Bonus Plan shall consist of Five Hundred Three Thousand Dollars ($503,000) (the "Bonus Fund"). On or before the Closing, Aureal shall deposit Two Hundred Forty Thousand Dollars ($240,000) of the Bonus Fund into an escrow account at a financial institution reasonably acceptable to CRE and Aureal, pursuant to escrow instructions to be agreed upon by CRE and Aureal prior to the Closing. Any interest earned on the portion of the Bonus Fund held in escrow shall be paid to Aureal from time to time. The Bonus Fund shall be distributed in three (3) equal payments, the



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three payments to be made to be made on the sixth, twelfth and eighteenth month anniversaries of the Closing, respectively. The Bonus Plan shall be administered by the CRE Shareholder Representative to employees who continue to serve as employees of CRE or Aureal after the Closing; provided, however, that any such designated employee who is terminated without good cause, as such term is defined in the Employment Agreement (with respect to any Key Employee) or in the employment policies of Aureal (with respect to any other designated employee) may continue to receive an allocated portion of the Bonus Plan payments. The allocation of the Bonus Funds shall be as set forth in Exhibit C. If a designated employee is terminated for good cause or resigns from his position, such designated employee's allocated portion of the Bonus Fund will be returned to Aureal. The amounts in the Bonus Fund shall be used to satisfy any claims of Aureal for indemnification, as provided in Section 12 of this Agreement. In the event that Aureal has any claim for indemnification, Aureal shall notify the CRE Shareholder Representative of the amount of such claim and such amount shall thereupon be held in the Bonus Fund and not distributed until such claim has been established by the agreement of Aureal and the CRE Shareholder Representative or, in the absence of such agreement, by judicial determination. At such time as an agreement or judicial determination is reached, then the amount of the claim, together with any interest earned thereon, shall be paid from the Bonus Fund to Aureal; if the claim is not valid, then such amount, together with any interest earned thereon, shall be distributed to the employees in accordance with the allocations set forth on Exhibit C. In the event that CRE does not have sufficient cash on hand at the Closing to pay all or any portion of the Merger Bonus, Aureal shall be obligated to fund the Merger Bonus at the Closing, and such failure by CRE shall not constitute a breach of this Agreement.

                  6.9 AUDIT . Aureal acknowledges that its accountants have begun to conduct the Aureal Audit and shall use its best efforts to assure that its accountants shall promptly conduct such review and investigation of the books and records of CRE as may be necessary to establish whether CRE's financial statements can be integrated into Aureal's financials so as to be in compliance with the rules and regulations of the Commission.

                  6.10 RESERVATION, REGISTRATION AND ISSUANCE OF AUREAL COMMON STOCK . Aureal shall reserve and make available for issuance in connection with the Merger and in accordance with the terms of this Agreement the maximum number of shares of common stock of Aureal to which the holders of Unvested CRE Options and Vested CRE Options may be entitled upon exercise of such options. All such shares will, when issued and delivered pursuant to and in accordance with the terms of this Agreement be duly authorized, legally and validly issued, fully paid and nonassessable. Aureal shall file and use its best efforts to cause to be declared effective pursuant to the Securities Act one or more registration statements covering all such shares and shall cause all such shares to be issued in compliance with the Securities Act and in compliance with all applicable state securities laws and regulations.




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         7.       MUTUAL COVENANTS .

                  7.1 CONFIDENTIALITY . Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted sublicensees who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information, which remedies shall include injunctive relief without the necessity of posting a bond or proving damages. These obligations shall not apply to the extent that Confidential Information includes information which:

                           (a) is already known to the Receiving Party (as
evidenced by documents in the possession of Receiving Party that were prepared prior to receipt of such information from Disclosing Party), without the obligation to keep it confidential, which knowledge the Receiving Party shall have the burden of proving;

                           (b) is, or, through no act or failure to act of the
Receiving Party, becomes publicly known;

                           (c) is received by the Receiving Party from a third
party without restriction on disclosure and without breach by such third party to the Disclosing Party;

                           (d) is independently developed by the Receiving Party
without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

                           (e) is approved for release by written authorization
of the Disclosing Party; or

                           (f) is required to be disclosed by a government
agency to further the




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objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

                  7.2 EXCLUSIVITY . Until the earlier of the Closing Date or June 15, 1996, CRE agrees that it will not (and that it will use best efforts to assure that its employees, agents and affiliates do not on its behalf) discuss or enter any agreement concerning the sale or acquisition of CRE, its stock (including by means of any public offering thereof, but excluding issuance of stock and options to employees in the ordinary course of business consistent with past practices) or a substantial part of its assets with any party other than Aureal, and that any such discussions presently in progress will be terminated or suspended during that period. CRE represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify Aureal, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Merger.

                  7.3 FURTHER ASSURANCES . Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  7.4 PRESS RELEASES . Neither party shall issue any press release or written statement for general circulation relating to the Merger or this Agreement unless previously provided to the other party for review and approval (which approval will not be unreasonably withheld or delayed). Each party cooperate with the other in the development and distribution of all news releases and other public information disclosures with respect to the Merger and this Agreement; provided that Aureal may, without the consent of CRE, make any disclosure with regard to the Merger or this Agreement that it determines is required under any applicable law or regulation.

         8.       THE CLOSING .

                  8.1 MERGER .

                           (a) On the date of the Closing, but not prior to the
Closing, the Certificate of Merger shall be filed with the office of the Secretary of State of the State of California and the merger of Sub with and into CRE shall be consummated.

                           (b) At the Closing, Aureal shall deliver to the CRE
Shareholders such




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consideration as set forth on Exhibit A (the "Merger Consideration Schedule");
provided, however, that such amount made available by Aureal to all CRE Shareholders or option holders shall not exceed the Cash Consideration.


                  8.2 ADDITIONAL DOCUMENTS .

                           (a) At any time and from time to time at or after the
Closing, the parties shall at the request of the other party execute and deliver or cause to be executed and delivered all such assignments, consents and other documents and take or cause to be taken all such other actions as either party may reasonably deem necessary or desirable, in order to more fully and effectively carry out the intents and purposes of this Agreement.

                           (b) CRE shall execute and deliver to Aureal a
statement meeting the requirements of Treasury Regulation Section 1.897-2(h)(2) stating that interests in CRE are not United States real property interests.

         9. CONDITIONS TO CRE'S OBLIGATIONS .

                  CRE's obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by CRE, but only in a writing signed by CRE):

                  9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES . The representations and warranties of Aureal and Sub set forth in Section .4 ("Representations and Warranties of Aureal and Sub") shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing, and CRE shall receive a certificate to such effect from an executive officer of Aureal and Sub, respectively.

                  9.2 COVENANTS . Aureal and Sub shall have performed and complied with all of their covenants contained in Sections .6 ("Preclosing and Postclosing Covenants of Aureal and Sub") and .7 ("Mutual Covenants") on or before the Closing, and Aureal and Sub shall each deliver to CRE a certificate executed by an executive officer of each, respectively, at the Closing stating that such condition has been satisfied.

                  9.3 NO LITIGATION . No litigation or proceeding shall be threatened or pending against Aureal and Sub with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, and CRE shall receive a certificate to such effect signed by an executive officer and Sub, respectively.

                  9.4 AUTHORIZATIONS . CRE shall have received from Aureal and Sub written evidence that the execution, delivery and performance of Aureal's and Sub's obligations under



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this Agreement and the Certificate of Merger have been duly and validly approved and authorized by the Board of Directors of Aureal and Sub, respectively, and the shareholder of Sub.

                  9.5 NO CATASTROPHIC EVENT . No catastrophic event shall have occurred the effect of which is to render the business of Aureal wholly without value to CRE.

                  9.6 GOVERNMENT CONSENTS . There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.

                  9.7 FEDERAL AND STATE SECURITIES LAWS . Aureal shall have complied with all applicable federal and state securities laws.

                  9.8 AUREAL CERTIFICATE . Aureal shall deliver a certificate at the Closing certifying that it has no knowledge of any information limiting or otherwise affecting the representations, warranties, covenants and obligations of CRE other than that included in the CRE Disclosure Schedule.

                  9.9 OPINION OF AUREAL'S COUNSEL . CRE shall have received from Gray Cary Ware & Freidenrich, the counsel to Aureal, an opinion satisfactory to CRE in form and substance.

                  9.10 CALIFORNIA DEPARTMENT OF CORPORATIONS PERMIT . Aureal shall have a received a permit under Section 25121 of the California Corporations Code providing for the exchange of Vested CRE Options and Unvested CRE Options for Aureal options.

         10. CONDITIONS TO AUREAL AND SUB'S OBLIGATIONS .

                  The obligations of Aureal and Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Aureal, but only in a writing signed by Aureal). At the Closing, Aureal shall have received a certificate executed by the President of CRE stating that the conditions in Sections .10.1 ("Accuracy of Representations and Warranties"), .10.2 ("Covenants"), .10.3 ("No Litigation") and .10.4 ("Authorizations") have been satisfied.

                  10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES . The representations and warranties of CRE contained in Section .3 ("Representations and Warranties of CRE") shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing.



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                  10.2 COVENANTS . CRE shall have performed and complied with all of its covenants contained in Sections .5 ("Preclosing Covenants of CRE") and .7 ("Mutual Covenants") on or before the Closing.

                  10.3 NO LITIGATION . On and as of the Closing, no litigation or proceeding shall be threatened or pending against CRE for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of CRE subsequent to the Closing.

                  10.4 AUTHORIZATIONS . Aureal shall have received from CRE written evidence that (i) the execution, delivery and performance of this Agreement and the Certificate of Merger have been duly and validly approved and authorized by its Board of Directors and by the shareholders of CRE, and (ii) shareholders of CRE holding no more than twenty percent (20%) of the outstanding shares of CRE common stock have, or might be able to perfect, dissenters' rights in connection with the Merger.

                  10.5 NO CATASTROPHIC EVENT . No catastrophic event shall have occurred the effect of which is to render the business of CRE wholly without value to Aureal.

                  10.6 REQUIRED CONSENTS . Aureal shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Aureal's legal counsel to provide for the continuation in full force and effect of any and all contracts and leases of CRE.

                  10.7 OPINION OF CRE'S COUNSEL . Aureal shall have received from Mendelson & Brown LLP, counsel to CRE, an opinion satisfactory to Aureal in form and substance.

                  10.8 EMPLOYMENT AND NONCOMPETE AGREEMENTS . The employment and noncompete agreements specified in Section .5.9 ("Employment Arrangements") shall have been executed by Aureal, the Key Employees and the other designated employees.

                  10.9 SHAREHOLDER APPROVAL . This Agreement and the Merger shall have been approved and adopted by the holders of at least eighty percent (80%) of the outstanding shares of CRE common stock.

                  10.10 GOVERNMENT CONSENTS . There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.




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                  10.11 ACCOUNTING REQUIREMENTS . Aureal shall be reasonably satisfied that CRE's financial statements can be integrated into Aureal's financials so as to be in compliance with the rules and regulations of the Commission.

         11. TERMINATION OF AGREEMENT .

                  11.1 MUTUAL AGREEMENT . This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

                  11.2 FAILURE TO FULFILL CONDITIONS . CRE may terminate this Agreement if the Merger shall not have been consummated by June 15, 1996, and either Aureal or CRE may terminate this Agreement if the Merger has not been consummated by July 15, 1996 (provided that the right to terminate this Agreement under this Section .11.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date).

         Any termination of this Agreement under this Section .11.2 shall be effective by the delivery of notice of the terminating party to the other parties hereto.

                  11.3 NO LIABILITY . Except as provided in Section 11.6, any termination of this Agreement pursuant to this Section .11 ("Termination of Agreement") shall be without further obligation or liability upon any party in favor of any other party hereto.

                  11.4 EFFECT OF TERMINATION . The termination of this Agreement pursuant to this Section .11 ("Termination of Agreement") shall terminate all Sections hereof other than Section .7.1 ("Confidentiality"), this Section 11 ("Termination of Agreement") and Section 13 ("Miscellaneous"), other than
Section 13.9 ("Survival of Agreements") thereof.

                  11.5 NON-SOLICITATION . For a period of one year following the termination of this Agreement, neither party hereto shall (i) induce or attempt to induce any employee of the other party to leave the employ of such party,
(ii) in any way interfere adversely with the relationship between any such employee and such party, or (iii) induce or attempt to induce any employee of the other party to work for, render services or provide advice to or supply confidential information of such party to any Person.

                  11.6 DEPOSIT; ACCOUNT RECEIVABLE OF AUREAL .

                           (a) Within five (5) days after execution of this
Agreement, Aureal shall deposit into an escrow account with a financial institution reasonably acceptable to CRE the amount of Two Hundred Fifty Thousand Dollars ($250,000)(the "Deposit"). The Deposit shall be held pursuant to escrow instructions to be mutually agreed to by Aureal and CRE, which instructions shall provide that in the event that this Agreement is terminated by CRE due to the




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material breach of this Agreement by Aureal or due to the
failure to occur of any conditions precedent to the obligations of CRE contained in Section 9 ("Conditions to CRE's Obligations") other than Section 9.6 ("Government Consents") or Section 9.10 ("California Department of Corporations Permit"), the Deposit shall be immediately disbursed to CRE.

                           (b) In the event that the Agreement is terminated by
CRE for the failure to occur of the conditions specified in Section 9.6 ("Government Consents") or Section 9.10 ("California Department of Corporations Permit"), or by Aureal for the failure to occur of the conditions specified in
Section 10.10 ("Government Consents"), the Deposit shall be immediately disbursed to CRE as payment in advance for consulting services to be provided to Aureal by CRE pursuant to a consulting agreement to be entered into by CRE and Aureal, the work statement for which is attached hereto as Exhibit E and incorporated by reference. The parties shall agree on the complete form of such consulting agreement within five (5) days after the date of this Agreement.

                           (c) In the event that this Agreement is terminated by
Aureal due to the material breach of this Agreement by CRE, then that certain outstanding account receivable of Aureal in the amount of Seventy-Five Thousand Dollars ($75,000) shall be immediately forgiven by CRE, and Aureal shall owe no further amount to CRE with respect to such receivable.

                           (d) CRE and Aureal acknowledge that the provisions of
this Section 11.6 are fair and reasonable under the circumstances existing at the time this Agreement was made and entered into.

         12. INDEMNIFICATION .

                  12.1     SURVIVAL OF REPRESENTATIONS .

                           (a) The representations and warranties made by CRE
(including the representations and warranties set forth in Section .3 ("Representations and Warranties of CRE") hereof and the representations and warranties set forth in any certificate delivered by CRE in connection with this Agreement) shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period. The representations and warranties made by Aureal and Sub shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period.

                           (b) The representations, warranties, covenants and
obligations of CRE, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives. Aureal shall deliver a



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certificate at the Closing certifying that it has no knowledge of any information limiting or otherwise affecting the representations, warranties, covenants and obligations of CRE other than that included in the CRE Disclosure Schedule.

                           (c) For purposes of this Agreement, each statement or
other item of information set forth in the CRE Disclosure Schedule or in any update to the CRE Disclosure Schedule accepted in writing by Aureal shall be deemed to be a representation and warranty made by CRE in this Agreement.

         12.2 INDEMNIFICATION BY CRE SHAREHOLDERS .

                  (a) From and after the Closing Date (but subject to the limitations in Sections .12.1(a) and .12.3 ("Threshold; Ceiling; Exclusivity"), the shareholders of CRE (the "CRE Shareholders") shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section .3 ("Representations and Warranties of CRE") hereunder or in any certificate delivered by CRE in connection with this Agreement; (ii) any breach of any covenant or obligation of CRE hereunder; or (iii) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section .12, .12 if such Indemnitee is the prevailing party in any such Legal Proceeding).

                  (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Aureal shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

         12.3 THRESHOLD; CEILING; EXCLUSIVITY .

                  (a) The CRE Shareholders shall not be required to make any indemnification payment (including, without limitation, any payment from the Bonus Fund), pursuant to Section .12.2 ("Indemnification by CRE Shareholders") for any inaccuracy in or breach of any of the representations and warranties set forth in Section .3 ("Representations and Warranties of CRE") hereof or in any certificate delivered by CRE in connection with this Agreement until such time as the total amount of all Damages (including the Damages arising



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from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds Fifty Thousand Dollars ($50,000) in the aggregate.

                  (b) Other than with respect to fraudulent breaches or misrepresentations, the CRE Shareholders' maximum aggregate liability under the indemnification provisions of this Section 12, including any amounts paid from the Bonus Fund (as provided in Section 12.4 below), shall be $2,000,000 (the "Maximum Damages"). With respect to fraudulent breaches or misrepresentations, there shall be no maximum liability under the indemnification provisions of this
Section 12.

                  (c) The sole and exclusive remedy for any and all Damages suffered or incurred by an Indemnitee arising from or related to this Agreement or the transactions contemplated herein shall be the indemnification rights set forth in this Section 12. Notwithstanding the foregoing, each party to an Employment Agreement shall have the rights and remedies arising from or related to a breach or default under such Agreement as are available to such party under law or in equity.

         12.4 SATISFACTION OF INDEMNIFICATION CLAIM . In the event the CRE Shareholders shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section .12, .12, satisfaction of such liability shall occur initially from the remaining proceeds in the Bonus Fund and then from the CRE Shareholders, who shall be severally liable therefor, but in no case shall such liability to any CRE Shareholder exceed such shareholder's pro rata share of such liability (based on a fraction, (i) the numerator of which is the total number of shares of CRE Common Stock owned by such shareholder at the Closing, plus the number of shares of CRE Common Stock issuable upon exercise of any Exercised Vested CRE Options of such shareholder, and (ii) the denominator of which is the number of shares of CRE Common Stock outstanding at the Closing, plus the number of shares of CRE Common Stock issuable upon exercise of the Exercised Vested CRE Options.

         12.5 LIMITATION ON CLAIMS . In case any event shall occur which would otherwise entitle an Indemnitee to assert a claim for indemnification hereunder, the amount of Damages determined to have been sustained by such Indemnitee shall be reduced by (a) any tax savings actually realized by such Indemnitee with respect thereto after taking into account the effect for tax purposes of both the event giving rise to such Damages and the receipt of the indemnification payment, and (b) any proceeds received by such Indemnitee from any insurance policies with respect thereto.

         12.6 NO CONTRIBUTION . The CRE Shareholders acknowledge and agree that




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they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any certificate delivered by CRE in connection with this Agreement.

         12.7 INTEREST . If the CRE Shareholders are required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section .12,
 .12 with respect to any Damages, then the CRE Shareholders shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of thirty (30) days after the date on which the CRE Shareholder Representative first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability to Indemnitee is fully satisfied by such CRE Shareholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T.& S.A. from time to time as its prime, base or reference rate.

         12.8 DEFENSE OF THIRD PARTY CLAIMS . In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Aureal or against any other Person) with respect to which CRE may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section .12, .12, the procedure set forth below shall be followed.

                  (a) NOTICE. Aureal shall give prompt written notice of the commencement of any such Legal Proceeding against Aureal or the Surviving Corporation for which indemnity may be sought under Section .12, .12 ("Indemnification and Escrow"); provided, however, that any failure on the part of Aureal to so notify CRE shall not limit any of the obligations of CRE under this Section .12, .12. The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

                  (b) DEFENSE OF CLAIM. The Indemnitee shall have the right to be represented by counsel of its choice and to defend or otherwise control the handling of any claim, or Legal Proceeding for which indemnity is sought. Notwithstanding the foregoing, CRE may elect (by written notice by the CRE Shareholder Representative to Aureal within fifteen (15) days after receipt of written notice under Section .12.8 ("Defense of Third Party Claims")) to assume the defense of or otherwise control the handling of any such claim including tax audit for any year prior to the Closing or Legal Proceeding (other than for matters relating to the intellectual property rights of Aureal (including CRE), or claims by customers of Aureal) for which indemnity is sought, subject to the limitations provided herein.




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If the CRE Shareholders so elect to assume the defense of any such claim or
Legal Proceeding:

                           (i) the CRE Shareholders shall proceed to defend such
claim or Legal Proceeding in a diligent manner with counsel reasonably satisfactory to the Indemnitee, and all expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the CRE Shareholders;

                           (ii) the Indemnitee shall make available to the CRE
Shareholders any non-privileged documents and materials in the possession of the Indemnitee that may be necessary to the defense of such claim or Legal Proceeding;

                           (iii) the CRE Shareholders shall keep the Indemnitee
informed of all material developments and events relating to such claim or Legal Proceeding;

                           (iv) the Indemnitee shall have the right to
participate in the defense of such claim or Legal Proceeding at its sole cost and expense; and

                           (v) the CRE Shareholders shall not be entitled to
settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of the Indemnitee, so long as the Indemnitee has any responsibility for such claim or Legal Proceeding or has the right to bring any claim in response to such claim or Legal Proceeding.

If the CRE Shareholders do not (or cannot) elect to assume the defense of any such claim or Legal Proceeding, the Indemnitee may proceed with the defense of such claim or Legal Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Legal Proceeding on its own:

                           (vi) all expenses relating to the defense of such
claim or Legal Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the CRE Shareholders;

                           (vii) the CRE Shareholders shall make available to
the Indemnitee any documents and materials in the possession or control of the CRE Shareholders that may be necessary to the defense of such claim or Legal Proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting disclosure by the CRE Shareholders;

                           (viii) the Indemnitee shall keep the CRE Shareholders
informed of all material developments and events relating to such claim or Legal Proceeding; and

                           (ix) the Indemnitee shall not have the right to
settle, adjust or



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compromise such claim or Legal Proceeding without the consent of the CRE
Shareholders; provided, however, that the CRE Shareholders shall not unreasonably withhold such consent.

         12.9 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN AUREAL . No Indemnitee (other than Aureal or any successor thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Aureal (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

         12.10 CRE SHAREHOLDER REPRESENTATIVE .

                  (a) Subject to the limitations on indemnification contained in this Section 12, the Bonus Fund shall be available to compensate Aureal for any Damages, to the extent of the amount of Damages that Aureal has incurred by reason of the breach of CRE of any representation, warranty, covenant or agreement of CRE contained herein, or by reason of any misrepresentation by CRE made in or pursuant to Section 3 ("Representations and Warranties of CRE") of this Agreement or in any certificate delivered by CRE pursuant to this Agreement.

                  (b) By virtue of their approval of this Agreement, the shareholders of CRE will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Scott Foster (together with his permitted successors, the "CRE Shareholder Representative"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement or amounts demanded from the Bonus Plan to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the CRE Shareholder Representative for the accomplishment of the foregoing. No bond shall be required of the CRE Shareholder Representative, and the CRE Shareholder Representative shall receive no compensation for his services. Notices or communications to or from the CRE Shareholder Representative shall constitute notice to or from each of the CRE Shareholders. This power of attorney is coupled with an interest and is irrevocable.

                  (c) The CRE Shareholder Representative shall not be liable for any act done or omitted hereunder as CRE Shareholder Representative while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The CRE Shareholders shall severally indemnify the CRE Shareholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the CRE Shareholder Representative and arising out of or in connection with the acceptance or administration of his





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duties hereunder. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Scott Foster, acting as the CRE Shareholder Representative, have any liability arising from any act or omission as representative in excess of the maximum indemnification amount he could be responsible for pursuant to Section 12.3.

         13. MISCELLANEOUS .

                  13.1 GOVERNING LAWS . It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereby agree that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between any of the parties hereto brought by CRE or Aureal shall be brought in the United States District Court for the Northern District of California or the Superior or Municipal Court in and for the County of Santa Clara, California. Each party hereby agrees that such courts, as applicable, shall have in personam jurisdiction with respect to such party, and such party hereby submits to the personal jurisdiction of such courts.

                  13.2 BINDING UPON SUCCESSORS AND ASSIGNS . Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

                  13.3 SEVERABILITY . If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                  13.4 ENTIRE AGREEMENT . This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

                  13.5 COUNTERPARTS . This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears







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thereon and all of which together shall constitute one and the same instrument.
This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

                  13.6 EXPENSES . Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto.

                  13.7 OTHER REMEDIES . Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. Notwithstanding the foregoing, if the Closing occurs, the sole and exclusive remedy of Aureal and Sub shall be as set forth in Section
 .12, .12 ("Indemnification and Escrow").

                  13.8 AMENDMENT AND WAIVERS . Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

                  13.9 SURVIVAL OF AGREEMENTS . Subject to Section .12.1(a), all covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto.

                  13.10 NO WAIVER . The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

                  13.11 ATTORNEYS' FEES . Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

                  13.12 NOTICES . Any notice provided for or permitted under this Agreement will





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be treated as having been received (a) when delivered personally, (b) when sent by confirmed telex or telecopy, (c) one (1) day following when sent by commercial overnight courier with written verification of receipt, or (d) three
(3) days following when mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section .13.12 ("Notices").

         CRE:                       Crystal River Engineering, Inc.
                                    490 California Avenue, Suite 200
                                    Palo Alto, CA  94306
                                    Attention:  Scott Foster

         CRE Shareholder Representative:
                                    Scott Foster
                                    c/o Crystal River Engineering, Inc.
                                    490 California Avenue, Suite 200
                                    Palo Alto, CA  94306

         With copy to:              Mendelson & Brown LLP
                                    1040 Marina Village Parkway, Suite B
                                    Alameda, CA  94501
                                    Facsimile:       (510) 521-1211
                                    Attention:  Gregory Beattie

         Aureal:                    Aureal Semiconductor
                                    4245 Technology Drive
                                    Fremont, CA  94538
                                    Attention:  Brendan O'Flaherty

         With copy to:              Gray Cary Ware & Freidenrich
                                    400 Hamilton Avenue
                                    Palo Alto, CA 94301
                                    Facsimile: (415) 327-3699
                                    Attention:  James M. Koshland

                  13.13    TIME .   Time is of the essence of this Agreement.

                  13.14 CONSTRUCTION OF AGREEMENT . This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.






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                  13.15 NO JOINT VENTURE . Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section .13.15 ("No Joint Venture").

                  13.16 PRONOUNS . All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

                  13.17 FURTHER ASSURANCES . Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  13.18 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS . No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AUREAL SEMICONDUCTOR                CRYSTAL RIVER ENGINEERING, INC.

By:                                 By:
                                        ---------------------------------

Title:                              Title:
                                           ------------------------------

AUREAL ACQUISITION                  CRE SHAREHOLDER
CORPORATION                         REPRESENTATIVE
                                    (as to acceptance of that responsibility in accordance with Section .12, .12)

By:                                 By:
                                        ---------------------------------

Title:
      -------------------------     -------------------------------------
                                             PRINTED NAME

            [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION]

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                                    EXHIBIT A

                                  KEY EMPLOYEES

                                  Scott Foster

                                 Toni Schneider

                                R. Michael Taylor

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                                    EXHIBIT B

                          MERGER CONSIDERATION SCHEDULE


Name                     Number of Shares     $8.30 Per Share
- ----                     ----------------     ---------------

Susan and Hardie Dunn        25,000             $  207,000.00

Scott Foster                141,000             $1,170,300.00

Lester Longley                  500             $    4,150.00

Mark P. Morgenthaler             10             $       83.00

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                                    EXHIBIT C

                            ALLOCATION OF BONUS FUNDS

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                                    EXHIBIT D

                              EMPLOYMENT AGREEMENT

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                                    EXHIBIT E

                     WORK STATEMENT FOR CONSULTING AGREEMENT